EX-35.2
(logo) Deutsche Bank
1761 East St.Andrew Place
Santa Ana, CA 92705-4934

Tel 714 247 6000
Fax 714 247 6009

ANNUAL STATEMENT AS TO COMPLIANCE


The undersigned, David Co, a Director of Deutsche Bank Trust Company Americas, as the Trustee (a "Certifying Servicer") under the Pooling and Servicing Agreement, dated as of June 1, 2012 (the "Agreement"), by and among, RBS Commercial Funding Inc., as Depositor, Wells Fargo Bank, National Association, as Master Servicer, Torchlight Loan Services, LLC, as Special Servicer, Trimont Real Estate Advisors, Inc., as Trust Advisor, Wells Fargo Bank, National Association, as Certificate Administrator, Tax Administrator, and Custodian, and Deutsche Bank Trust Company Americas, as Trustee here by certifies in accordance with Section 11.11 of the Agreement:

A) A review of such Certifying Servicer's activities from June 28, 2012 (the "Closing Date") to December 31, 2012 and of such Certifying Servicer's performance under the Agreement has been made under such officer's supervision and
B) That, as to the best of such officer's knowledge, based on such review, such Certifying Servicer has fulfilled all its obligations under the Agreement, in all material respects from the Closing Date to the end of such calendar year.

DEUTSCHE BANK TRUST COMPANY AMERICAS
as Trustee

/s/ David Co
BY: David Co
Title: Director
Date: March 1, 2013